Director Compensation Policy
for Non-Employee Directors of King Pharmaceuticals, Inc.
As Approved by the Board of Directors on February 13, 2004
and amended on July 22, 2005, February 22, 2006, August 2, 2006 and May 16, 2007

Retainer *	$38,000 annually

Board Meeting Fees	$2,000 per meeting

Committee Meeting Fees	$1,200 per meeting

Lead Independent Director Retainer *	$25,000 annually

Audit Chair Retainer *	$10,000 annually

Other Chair Retainer *	$7,500 annually

Continuing Education Expenses	Reasonable and customary expenses (up to 3 days per year)

Personal use of corporate aircraft	10 hours of flight time per calendar year **

Annual Grant of Restricted Stock Units	$120,000 market value, restricted stock units ***
Compensation to be received by each director pursuant to this policy may be deferred in accordance with the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan.
*	Fees are to be paid at the end of each quarter for service during that quarter. Fees for service during part of a quarter will be pro rated.
**	(1) 10 hours are available to each director each calendar year. Unused hours do not accumulate from one year to the next.
(2) Each use pursuant to this provision shall require the prior authorization of the Chairman of the Board.
(3) Use is limited to flights for which the primary purpose is King’s business. The aircraft flight shall not be for purely personal purposes.
(4) Flight time will accrue only while the director is on board.
(5) Usage will be treated as compensation to the director as may be required by the Internal Revenue Code.
(6) Reports of aircraft usage by non-employee directors will be provided not less than annually to the Compensation and Human Resources Committee.
***	Automatically awarded once annually through the King Pharmaceuticals, Inc. Incentive Plan.
By resolution of the Board on February 13, 2004, as amended on February 22, 2006 and August 2, 2006, restricted stock units related to King’s common stock, having a value of $120,000 at the time of grant (based upon the closing price of the common stock as of that date) are automatically granted to each non-employee director on April 30 of each year, or, if April 30 falls on a weekend or holiday, on the first business day immediately preceding April 30.

Upon becoming a director (other than through re-election), the non-employee director shall automatically be granted, upon the first day of service as a director, such number of restricted stock units as have a value equal to the portion of $120,000 which is equivalent to the fraction of a year between the first date of service and the first April 30 thereafter.

Restricted stock units granted pursuant to this provision have a restricted period which shall end on the date of the first to occur of the following events, and otherwise according to the terms of the Incentive Plan: (1) one year following the date of grant; (2) the director, standing for reelection, is not reelected; (3) the director completes his or her term of office after declining to stand for reelection; (4) the director completes his or her term of office after not being nominated to stand for reelection; (5) the director completes his or her term of office, having been ineligible to stand for reelection under term limit provisions then in effect.
Notes to Schedule of Compensation for Non-Management Directors:
     The Board of Directors determined, on March 11, 2004, that the only compensation to be paid for participation in executive sessions of the non-management directors shall be a fee of $1,200 for attending an executive session of the non-management directors which is held on a day on which a Board meeting is not held. Retainers shall not otherwise be paid to the coordinating director or other participants for these activities.